Exhibit 10.5
[DATE]
[First Name Last Name]
Sent via email
Dear [First Name]:
This letter agreement amends and restates the offer letter dated [________] (the “Prior Agreement”) between you and Lycia Therapeutics, Inc. (the “Company”), subject to and conditioned upon the effective date of the Company’s initial public offering. You will continue to work in the role of [_______], reporting to the [CEO: Company’s Board of Directors][Others: Company’s Chief Executive Officer, Chief Financial Officer, or Chief Medical Officer, as applicable]. The terms of your offer and the benefits currently provided by the Company are as follows:
1.Cash Compensation. In this position, the Company will pay you an annual base salary of [________] payable in accordance with the Company’s standard payroll schedule. Your pay will be periodically reviewed as a part of the Company’s regular reviews of compensation. You will also be eligible to participate in the Company’s bonus program with an annual target bonus of [__]% of your annual base salary.
2.Employee Benefits. You will continue to be eligible to participate in a number of Company-sponsored benefits to the extent that you comply with the eligibility requirements of each benefit plan. The Company, in its sole discretion, may amend, suspend or terminate its employee benefits at any time, with or without notice. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
3.Termination Benefits. You will be eligible to receive change in control and severance payments and benefits under the Company’s Executive Severance and Change in Control Plan (the “Severance Plan”), a copy of which is attached to this offer letter as Exhibit A.
4.Confidentiality. As an employee of the Company, you have had, and will continue to have, access to certain confidential information of the Company and you may develop, or may have developed, during the course of your employment, certain information or inventions that will be, or are, the property of the Company. You previously signed the Company’s Employee Invention Assignment and Confidentiality Agreement (the “Confidentiality Agreement”), which is attached as Exhibit B. By signing this letter agreement, you hereby reconfirm your agreement to the Confidentiality Agreement and acknowledge that you will continue to be bound by it in connection with, and as a condition of, your employment with the Company. As a reminder, we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or other third party or to violate any other obligations you may have to any former employer or other third party. During the period that you render services to the Company, you agree to devote your best efforts to the interest of the Company on a full-time professional basis and agree not to engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company. By signing this letter agreement, you reaffirm that your employment with the Company does not and will not violate any agreement currently in place between yourself and any third party. Notwithstanding anything in this letter agreement to the contrary, you may engage in charitable activities and community affairs.
5.At-Will Employment. You will continue to be an at-will employee of the Company. This means the employment or other relationship can be terminated by either of us for any reason, at any time,

with or without prior notice, and with or without cause. You should regard any statements or representations to the contrary (and any statements contradicting any provision in this letter) as ineffective. Further, your participation in any equity incentive, bonus, or benefit program is not to be regarded as assuring you of continuing employment or service for any particular period of time. In the event that you resign from the Company, we request that you give us at least four weeks’ notice. Any modification or change in your at-will employment status may only occur by way of a written employment agreement signed by you and an authorized officer of the Company (other than you) and approved by the Board.
6.General Obligations. As an employee, you will be expected to continue to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to continue to comply with the Company’s policies and procedures, including, but not limited to, the Company’s Code of Ethics, Code of Business Conduct, Insider Trading Policy, and other applicable corporate policies. You further acknowledge and understand that your continued employment is conditioned on (i) you providing consent for the resubmission of your fingerprints as contemplated above to the extent such resubmission may be required by applicable law or regulation; (ii) you maintaining any professional licenses or certifications that are required for your position, as determined and communicated by the Company; and (iii) providing documentary evidence of your identity and eligibility for employment in the United States within three (3) business days of any request by the Company. The Company is an equal opportunity employer.
7.Arbitration and Class and Collective Action Waiver. To the fullest extent permitted by law, you and the Company (each a “party” and collectively, the “parties”) agree to submit to mandatory binding arbitration, pursuant to and governed by the Federal Arbitration Act (the “FAA”), any and all claims that (a) you may have against the Company and its directors, officers, owners, employees, agents, successors and assigns, and (b) the Company may have against you, arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock, stock options, RSUs or other ownership interest in the Company, discrimination, harassment and/or retaliation based upon any federal, state or local ordinance, statute, regulation or constitutional provision (collectively, “Arbitrable Claims”).  Further, to the fullest extent permitted by law, you and the Company agree that no class or collective actions can be asserted in arbitration, court or any other forum.  All claims must be brought solely in your or the Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding.
Notwithstanding the foregoing, nothing in this arbitration provision restricts: (i) your right under the FAA to elect to pursue claims for sexual harassment and/or sexual assault in court, on an individual, class action or collective action basis; (ii) your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor, and before state agencies in connection with claims for workers’ compensation, unemployment and/or disability insurance benefits); or (iii) a party’s right to seek injunctive or other provisional relief in court, where permitted by applicable law, including, but not limited to, in connection with the improper use, disclosure, or misappropriation of a party’s private, proprietary, confidential and/or trade secret information.
SUBJECT TO THE ABOVE, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.  THE PARTIES FURTHER WAIVE ANY RIGHTS THEY MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY CLAIMS BETWEEN YOU AND THE COMPANY.

The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect, provided however, that the FAA, including its procedural provisions for compelling arbitration, shall govern and apply to this arbitration provision.  The JAMS rules may be found at https://www.jamsadr.com/rules-employment.  If you are unable to access these rules, please let us know and we will provide you with a hard copy.  Unless the parties agree otherwise, the arbitration hearing shall take place in the JAMS office in San Francisco, California.  The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.  This arbitration provision is governed by and will be construed in accordance with the FAA, and it shall only apply to claims that are subject to mandatory binding arbitration under applicable law.  If, for any reason, any term of this arbitration provision is held to be invalid or unenforceable, all other valid terms and conditions herein shall be severable in nature and remain fully enforceable.
8.Governing Law. This letter agreement shall be construed and enforced in accordance with the laws of the jurisdiction in which you are primarily based, without giving effect to such jurisdiction’s choice of law rules.
9.Entire Agreement. This letter agreement, together with agreements and policies referred to herein (including the Confidentiality Agreement and the Severance Plan), forms the complete and exclusive statement of your employment agreement with the Company. Such documents supersede all prior offers, negotiations, understandings, agreements, and promises, whether oral or written, between you and the Company relating to such subject matter, including the Prior Agreement. You acknowledge that neither the Company nor its agents have made any promise, representation, or warranty whatsoever, either express or implied, written or oral, that is not contained in this letter agreement, for the purpose of inducing you to execute this letter agreement, and you acknowledge that you have executed this letter agreement in reliance only upon such promises, representations, and warranties as are contained herein. No waiver of any term of this letter agreement constitutes a waiver of any other term of this letter agreement.
10.Severability. In the event that a court or other trier of fact invalidates one or more terms of this letter agreement, all the other terms of this letter agreement shall remain valid and enforceable.
11.Acceptance. If you decide to accept our offer of continued employment, please sign the enclosed copy of this letter in the space indicated and return it to us. Your signature will acknowledge that you have read, understood, and agreed to the terms and conditions of this offer letter and the attached documents, if any. Please note that this offer remains subject to rescission upon written or verbal notice by the Company.
[SIGNATURE PAGE FOLLOWS]

Very truly yours,

LYCIA THERAPEUTICS, INC.

By: [___________]
[Title]

ACCEPTED AND AGREED:

[First Name Last Name]

Signature

Date
[SIGNATURE PAGE TO AMENDED AND RESTATED OFFER LETTER]

EXHIBIT A
SEVERANCE PLAN

EXHIBIT B
CONFIDENTIALITY AGREEMENT